United States Steel
        Public
        600 Grant
        Pittsburgh, PA 15219-2800
--------------------------------------------------------------------------------
        News
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[logo]                                              Contacts: Media
                                                              John Armstrong
                                                              (412) 433-6792

                                                              Investors/Analysts
                                                              Nick Harper
                                                              (412) 433-1184
FOR IMMEDIATE RELEASE

                                 UNITED STATES STEEL CORPORATION REPORTS
                                       2007 SECOND QUARTER RESULTS


                               Earnings Highlights

(Dollars in millions except per share data)       2Q 2007    1Q 2007    2Q 2006
                                                  -------    -------    -------
Net sales                                         $ 4,228    $ 3,756    $ 4,107
                                                  =======    =======    =======
Segment income from operations
     Flat-rolled                                  $    92    $    75    $   212
     U. S. Steel Europe                               244        206        188
     Tubular                                           97        102        146
     Other Businesses                                   1          2         33
                                                  -------    -------    -------
Total segment income from operations              $   434    $   385    $   579
Retiree benefit expenses                              (43)       (39)       (65)
                                                  -------    -------    -------
Income from operations                            $   391    $   346    $   514
                                                  =======    =======    =======
Net interest and other financial costs                 34          5         14
                                                  -------    -------    -------
Income tax provision                                   53         66         91
                                                  =======    =======    =======
Net income                                        $   302    $   273    $   404
                                                  -------    -------    -------
 - Per basic share                                $  2.55    $  2.31    $  3.60
 - Per diluted share                              $  2.54    $  2.30    $  3.22
                                                  =======    =======    =======


      PITTSBURGH, July 24, 2007 - United States Steel Corporation (NYSE: X) reported second quarter 2007 net income of $302 million, or $2.54 per diluted share, compared to first quarter 2007 net income of $273 million, or $2.30 per diluted share, and second quarter 2006 net income of $404 million, or $3.22 per diluted share.

      Commenting on results, U. S. Steel Chairman and CEO John P. Surma said, "We had another good quarter with record results for U. S. Steel Europe (USSE). During the quarter, we completed the $2 billion acquisition of Lone Star Technologies (Lone Star) and we're pleased with the progress we`ve made to date in integrating our new facilities and employees into U. S. Steel. Also during the quarter, we issued $1.1 billion of senior notes, expanded our credit facilities and retired $378 million of 9.75% senior notes that were due in 2010."

      The company reported second quarter 2007 income from operations of $391 million, compared with income from operations of $346 million in the first quarter of 2007 and $514 million in the second quarter of 2006.

      In the second quarter of 2007, net interest and other financial costs included a $23 million pre-tax charge related to the early redemption of our 9.75% Senior Notes due 2010. This charge reduced net income by $14 million or 12 cents per diluted share. In the first quarter of 2007, net interest and other financial costs included a $3 million pre-tax charge related to the early redemption of our 10% Senior Quarterly Income Debt Securities. This charge reduced net income by $2 million or 2 cents per diluted share. The income tax provision in the second quarter of 2006 included a favorable adjustment of $15 million, or 12 cents per diluted share, related to estimated 2005 tax accruals.

      We repurchased 304,900 shares of common stock for $33 million during the second quarter.

Reportable Segments and Other Businesses

      Management believes segment income from operations is a key measure in evaluating company performance. U. S. Steel's reportable segments and Other Businesses reported segment income from operations of $434 million, or $79 per ton, in the second quarter of 2007, compared with $385 million, or $76 per ton, in the first quarter of 2007 and $579 million, or $99 per ton, in the second quarter of 2006.

      The increase in second quarter 2007 Flat-rolled income from operations compared to the first quarter mainly resulted from higher shipments and an increased utilization rate, with partial offsets from higher outage and raw material costs. The improvement in European operating results was due primarily to higher prices. Tubular operating results remained strong, but declined as expected from the first quarter due mainly to lower prices. The operating results of Lone Star are included in Tubular effective June 14th, including increased depreciation and amortization as a result of purchase accounting asset valuations. Lone Star added 47,000 tons to second quarter Tubular shipments.

Outlook

      Commenting on U. S. Steel's outlook, Surma said, "We expect continued strong performance by our three reportable segments in the third quarter of 2007, with overall operating results improving from the second quarter, excluding any charges resulting from Lone Star integration activities."

      For Flat-rolled, third quarter results are expected to improve from the second quarter due primarily to reduced outage and related costs and higher shipments, partially offset by slightly lower average realized prices, reflecting current spot market conditions and higher semi-finished product shipments.

      Third quarter results are expected to decrease for U. S. Steel Europe mainly as a result of higher costs resulting from outage spending and related effects, including a blast furnace reline in Serbia, which will begin in September. Shipments are expected to decrease while average realized prices should increase slightly from second quarter levels.

      Third quarter average realized prices for Tubular are expected to decrease from second quarter levels, including the effects of product mix. Results will reflect the inclusion of Lone Star for the entire quarter. Third quarter Tubular results may be negatively impacted as we address inventory issues in conjunction with the integration.

                                      *****

      This release contains forward-looking statements with respect to expected synergies from the Lone Star acquisition, market conditions, operating costs, shipments and prices. Factors that may affect expected synergies from the Lone Star acquisition include management's ability to successfully integrate Lone Star's operations; reactions of customers and joint venture and alliance partners; operating levels in the Tubular segment; and expansions or acquisitions by major tubular competitors. Some factors, among others, that could affect market conditions, costs, shipments and prices for both domestic operations and USSE include global product demand, prices and mix; global and company steel production levels; plant operating performance; the timing and completion of facility projects; natural gas and electricity prices and usage; raw materials and transportation availability and prices; the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to shorter-term contracts and spot prices of steel products; changes in environmental, tax and other laws; employee strikes; power outages or curtailments; and U.S. and global economic performance and political developments. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies. Economic conditions and political factors in Europe that may affect USSE's results include, but are not limited to, taxation, nationalization, inflation, currency fluctuations, increased regulation, export quotas, tariffs, and other protectionist measures. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of U. S. Steel for the year ended December 31, 2006, and in subsequent filings for U. S. Steel.

      A Statement of Operations (Unaudited), Cash Flow Statement (Unaudited), Condensed Balance Sheet (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.

      The company will conduct a conference call on second quarter earnings on Tuesday, July 24, at 2 p.m. EDT. To listen to the webcast of the conference call, visit the U. S. Steel web site, www.ussteel.com, and click on the "Investors" button.

      For more information on U. S. Steel, visit its web site at www.ussteel.com.

                                      -oOo-

2007-036

                         UNITED STATES STEEL CORPORATION
                       STATEMENT OF OPERATIONS (Unaudited)
                       -----------------------------------

                                                               Quarter Ended                 Six Months Ended
                                                    -----------------------------------    ----------------------
                                                      June 30     Mar. 31      June 30            June 30
(Dollars in millions)                                  2007         2007         2006        2007         2006
-----------------------------------------------------------------------------------------------------------------
NET SALES                                           $   4,228    $   3,756    $   4,107    $   7,984    $   7,835

OPERATING EXPENSES (INCOME):
  Cost of sales (excludes items shown below)            3,595        3,179        3,339        6,774        6,437
  Selling, general and administrative expenses            138          139          156          277          314
  Depreciation, depletion and amortization                118          111          114          229          226
  Income from investees                                   (10)          (2)         (13)         (12)         (20)
  Net gains on disposal of assets                          (3)         (10)          (1)         (13)          (2)
  Other income, net                                        (1)          (7)          (2)          (8)          (3)
                                                    ---------    ---------    ---------    ---------    ---------
    Total operating expenses                            3,837        3,410        3,593        7,247        6,952
                                                    ---------    ---------    ---------    ---------    ---------
INCOME FROM OPERATIONS                                    391          346          514          737          883
Net interest and other financial costs                     34            5           14           39           30
                                                    ---------    ---------    ---------    ---------    ---------
INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS         357          341          500          698          853
Income tax provision                                       53           66           91          119          181
Minority interests                                          2            2            5            4           12
                                                    ---------    ---------    ---------    ---------    ---------
NET INCOME                                                302          273          404          575          660
Dividends on preferred stock                               --           --           (4)          --           (8)
                                                    ---------    ---------    ---------    ---------    ---------
NET INCOME APPLICABLE TO COMMON STOCK               $     302    $     273    $     400    $     575    $     652
                                                    =========    =========    =========    =========    =========

COMMON STOCK DATA:
-----------------------------------------------------------------------------------------------------------------
Net income per share:
          - Basic                                   $    2.55    $    2.31    $    3.60    $    4.86    $    5.93
          - Diluted                                 $    2.54    $    2.30    $    3.22    $    4.83    $    5.26

Weighted average shares, in thousands
          - Basic                                     118,221      118,244      111,129      118,232      109,949
          - Diluted                                   118,891      119,005      125,242      118,920      125,371

Dividends paid per common share                     $     .20    $     .20    $     .15    $     .40    $     .25

                         UNITED STATES STEEL CORPORATION
                         CASH FLOW STATEMENT (Unaudited)
                         -------------------------------

                                                                 Six Months Ended
                                                                      June 30
                                                                ------------------
(Dollars in millions)                                             2007       2006
----------------------------------------------------------------------------------
Cash provided from operating activities:
  Net income                                                    $   575    $   660
  Depreciation, depletion and amortization                          229        226
  Pensions and other postretirement benefits                       (105)       (50)
  Deferred income taxes                                              49         43
  Net gains on disposal of assets                                   (13)        (2)
  Changes in: Current receivables                                  (297)      (367)
              Inventories                                           108        (30)
              Current accounts payable and accrued expenses         229        115
  Other operating activities                                         15        (27)
                                                                -------    -------
    Total                                                           790        568
                                                                -------    -------
Cash used in investing activities:
  Capital expenditures                                             (250)      (251)
  Acquisition of Lone Star Technologies, Inc.                    (1,990)        --
  Disposal of assets                                                 18          6
  Other investing activities                                         (1)        --
                                                                -------    -------
    Total                                                        (2,223)      (245)
                                                                -------    -------
Cash (used in) provided from financing activities:
  Issuance of long-term debt                                      1,583         --
  Repayment of long-term debt                                      (449)      (156)
  Common stock issued                                                15         10
  Common stock repurchased                                          (58)      (117)
  Dividends paid                                                    (47)       (36)
  Change in bank checks outstanding                                  63        (13)
  Other financing activities                                          1        (12)
                                                                -------    -------
    Total                                                         1,108       (324)
                                                                -------    -------
Effect of exchange rate changes on cash                               6         (1)
                                                                -------    -------
Net increase (decrease) in cash and cash equivalents               (319)        (2)
Cash at beginning of the year                                     1,422      1,479
                                                                -------    -------
Cash at end of the period                                       $ 1,103    $ 1,477
                                                                =======    =======

                         UNITED STATES STEEL COPORATION
                       CONDENSED BALANCE SHEET (Unaudited)
                       -----------------------------------

                                                           June 30   Dec. 31
(Dollars in millions)                                        2007      2006
----------------------------------------------------------------------------
Cash and cash equivalents                                  $ 1,103   $ 1,422
Receivables, net                                             2,260     1,799
Inventories                                                  2,055     1,604
Other current assets                                           338       371
                                                           -------   -------
     Total current assets                                    5,756     5,196
Property, plant and equipment, net                           4,932     4,429
Investments and long-term receivables, net                     333       336
Pension asset                                                  441       330
Intangible assets                                              267        --
Goodwill                                                       972        --
Other assets                                                   212       295
                                                           -------   -------
     Total assets                                          $12,913   $10,586
                                                           =======   =======
Accounts payable                                           $ 1,626   $ 1,313
Payroll and benefits payable                                 1,049     1,028
Short-term debt and current maturities of long-term debt        49        82
Other current liabilities                                      373       279
                                                           -------   -------
     Total current liabilities                               3,097     2,702
Long-term debt                                               2,125       943
Employee benefits                                            2,152     2,174
Other long-term liabilities and minority interests             579       402
Stockholders' equity                                         4,960     4,365
                                                           -------   -------
     Total liabilities and stockholders' equity            $12,913   $10,586
                                                           =======   =======

                         UNITED STATES STEEL CORPORATION
                 PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
                 -----------------------------------------------

                                                 Quarter Ended             Six Months Ended
                                         -----------------------------    ------------------
                                         June 30    Mar. 31    June 30         June 30
(Dollars in millions)                      2007       2007       2006      2007        2006
--------------------------------------------------------------------------------------------

INCOME FROM OPERATIONS
Flat-rolled                              $    92    $    75    $   212    $   167    $   339
U. S. Steel Europe                           244        206        188        450        313
Tubular                                       97        102        146        199        323
Other Businesses                               1          2         33          3         33
                                         -------    -------    -------    -------    -------
Segment Income from Operations               434        385        579        819      1,008
Retiree benefit expenses(a)                  (43)       (39)       (65)       (82)      (120)
Other items not allocated to segments:
    Asset impairment charge                   --         --         --         --         (5)
                                         -------    -------    -------    -------    -------
       Total Income from Operations      $   391    $   346    $   514    $   737    $   883

CAPITAL EXPENDITURES
Flat-rolled                              $    69    $    50    $    32    $   119    $   101
U. S. Steel Europe                            47         30         51         77         95
Tubular                                        1          2          1          3          1
Other Businesses                              25         26         40         51         54
                                         -------    -------    -------    -------    -------
    Total                                $   142    $   108    $   124    $   250    $   251

-----------
(a) Includes certain profit-based expenses for U. S. Steel retirees and National retirees pursuant to provisions of the 2003 labor agreement with the United Steelworkers.

                         UNITED STATES STEEL CORPORATION
                 PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
                 -----------------------------------------------


                                                  Quarter Ended             Six Months Ended
                                          -----------------------------    ------------------
                                          June 30    Mar. 31    June 30         June 30
(Dollars in millions)                       2007       2007       2006      2007        2006
---------------------------------------------------------------------------------------------

OPERATING STATISTICS
   Average realized price:($/net ton)(a)
       Flat-rolled                        $   652    $   650    $   624    $   651    $   620
       U. S. Steel Europe                     726        669        581        697        563
       Tubular(b)                           1,389      1,435      1,479      1,410      1,493
   Steel Shipments:(a)(c)
       Flat-rolled                          3,599      3,188      3,878      6,787      7,407
       U. S. Steel Europe                   1,616      1,652      1,652      3,268      3,160
       Tubular(b)                             288        247        298        535        617
                                          -------    -------    -------    -------    -------
              Total Steel Shipments         5,503      5,087      5,828     10,590     11,184
   Raw Steel-Production:(c)
       Flat-rolled                          4,116      3,713      4,585      7,829      8,726
       U. S. Steel Europe                   1,865      1,799      1,803      3,664      3,556
       Tubular(b)                              16         --         --         16         --
   Raw Steel-Capability Utilization:(d)
       Flat-rolled                           85.1%      77.6%      94.8%      81.4%      90.7%
       U. S. Steel Europe                   100.8%      98.2%      97.4%      99.5%      96.6%
   Domestic iron ore production(c)          4,949      4,895      5,493      9,844     10,966
   Domestic coke production(c)(e)           1,299      1,366      1,485      2,665      2,975

-----------
(a)   Excludes intersegment transfers.
(b)   Includes Lone Star as of June 14, 2007.
(c)   Thousands of net tons.
(d) Based on annual raw steel production capability for Flat-rolled of 19.4 million net tons and annual raw steel production capability for U. S. Steel Europe of 7.4 million net tons.
(e)   Includes the Clairton 1314B Partnership.